client update

DATE:  3|7|2014

Rory Burke Appointed President and Chief Executive Officer of Palm Coast Data

Palm Coast Data announced today the appointment of Rory Burke to the position of President and Chief Executive Officer.

“We are delighted that Rory has assumed the operational and leadership responsibility for Palm Coast Data,” said Michael Duloc, the President and Chief Executive Officer of Palm Coast Data’s parent company. “I have worked closely with Rory for many years, and it gives me great pleasure to announce this promotion and expanded role, where his experience and talents can be fully maximized. I am confident that Rory will continue to drive the service and solutions for which Palm Coast Data is known and will also focus his energies developing new business strategies that complement Palm Coast Data’s existing service capabilities.”

Mr. Burke has more than 30 years of fulfillment and media services experience that encompasses a number of capacities, including operational, client services, sales and executive roles. He has served as Executive Vice President and Chief Operating Officer of Palm Coast Data since 2011.

“While the media landscape has changed remarkably in the last several years, one thing remains constant – and that is Palm Coast Data’s commitment to our clients,” Mr. Burke said. “Palm Coast Data is actively investing in new strategies and solutions that deliver significant value to our clients, while at the same time expertly continuing our hallmark of delivering efficient solutions that drive revenue opportunities for our clients.  I am proud to have the opportunity to lead Palm Coast Data during this exciting period.”

About Palm Coast Data:
Palm Coast Data activates a strategically engineered, multi-channel mix of digital, online and traditional technologies that acquire, retain and grow customer relationships – and increase revenue – for the nation’s leading magazine publishers, membership organizations and other industries. Powered by advanced technologies, PCD drives customer interaction through comprehensive integrated solutions – from digital and emarketing technologies to high-capacity customer service and high-volume transaction
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processing. It also delivers actionable business intelligence and sophisticated analytics that uncover new sales strategies and insight into a client’s marketplace position. End-to-end solutions include digital entitlements, emarketing, ecommerce, remittance processing, customer service, lettershop, direct mail and more. For more information, visit www.palmcoastdata.com.

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